EXHIBIT 99.1

PREMIERWEST BANK REALIGNS MANAGEMENT TEAM

MEDFORD, OR –January 6, 2012

PremierWest Bank announces a realignment of its existing executive management team. Bill Yarbenet, Executive Vice President and Chief Credit Officer, has announced plans to leave PremierWest at the end of January. Mr. Yarbenet will relocate from Oregon to the central coast of California for a new opportunity in the financial services industry. Joe Danelson, Executive Vice President of PremierWest, will assume the role of Chief Credit Officer. Danelson’s banking industry experience extends over 29 years in a variety of senior roles including significant credit portfolio management and serving as regional president for U.S. Bank. In addition, Senior Vice President Steve Erb will join the executive management team with responsibility for the branch system, consumer lending, and mortgage operations, as well as the investment and finance company subsidiaries. Mr. Erb has extensive branch banking experience spanning 26 years including serving in district and regional bank leadership roles.

Jim Ford, President and CEO of PremierWest, said of Mr. Yarbenet: “Bill has devoted the past two years to improving the credit culture and processes at PremierWest Bank. During this difficult economic period, he has led efforts to reduce risk in the loan portfolio through improved processes, policies and personnel. While we will miss Bill’s experience and counsel, we are fortunate to have a senior management team with the depth and experience to enable us to easily realign roles.”

Bill Yarbenet said: “My time with PremierWest has been very rewarding both professionally and personally. The production and credit teams have materially raised the bar on the bank’s credit culture and dramatically improved asset quality. I’m proud of having led a team that has made such significant progress. Although there is work to be done, I am confident that Joe Danelson will continue the bank’s effort to improve credit metrics and successfully lead the ongoing efforts of the credit team.”

Mr. Ford went on to say: “Joe Danelson has been part of the executive management team at PremierWest since mid-2008 and has led significant change for the branch and commercial banking teams during that time. Joe has excellent credit management skills and will continue the progress we have seen for the past two years. Steve Erb has led many projects and new applications for PremierWest that have directly impacted the customer experience. He has extensive knowledge of our branch systems and his prior banking experience will prove valuable as he leads the new group.”

The appointments of Mr. Danelson and Mr. Erb are subject to regulatory approval.

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon, and operates primarily through its subsidiary PremierWest Bank. PremierWest Bank offers expanded banking-related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.

For Additional Information:

Jim Ford

President &

Chief Executive Officer

(541) 618-6004

Jim.Ford@PremierWestBank.com

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in PremierWest’s filings with the SEC and risks that we are unable to effectively implement asset reduction and credit quality improvement strategies, unable to comply with regulatory agreements and that market conditions deteriorate. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. We make forward-looking statements in this press release about the effective management of our credit quality and improvement in credit metrics.